Exhibit 99.1

For Immediate Release	Contact: Dennis J. Simonis
President & CEO

Tuesday, May 11, 2010	Telephone: (808) 969-8052

ML MACADAMIA ORCHARDS, L.P.

REPORTS FIRST QUARTER 2010 EARNINGS

Hilo, Hawaii — ML Macadamia Orchards, L.P. (OTC: NNUT) today reported a net loss of $25,000, or $0.00 per Class A Unit for the first quarter 2010, mainly as a result of lower nut production. The macadamia harvest cycle is highly seasonal and the first quarter generally accounts for only a small percentage of the Partnership’s annual production. In the first quarter of 2009, the company reported net profit of $432,000, or $0.09 per Class A Unit due to higher production, slightly higher nut prices and a $330,000 settlement of legal claims against Hamakua Macadamia Nut Company.

Total revenues in the first quarter 2010 were $2.3 million, comprised of $1.2 million from the sale of 1.6 million pounds of macadamia nuts-in-shell (wet-in-shell @ 20% and recovery of 30%) and $1.2 million in contract farming revenue.  In comparison, revenues in the first quarter of 2009 were $3.0 million, $1.9 from the sale of nut-in-shell and $1.1 million in contract farming revenue.

All of the Partnerships production for 2010 will be sold to Mauna Loa Macadamia Nut Corporation at an average contract price of 73 cents per pound as compared to an average contract price of 67 cents per pound under various nut contracts in 2009. During the first quarter of 2009, all production was sold to Mauna Loa Macadamia Nut Corporation at an average contract price of 76 cents. The vast majority of the Partnership’s financial results will be determined by the third and fourth quarter harvest levels. Rainfall in the Ka’u region has been lower than normal which could have an adverse effect on 2010 production levels.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut prices, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

ML Macadamia Orchards, L.P.

Income Statements (unaudited)

(in thousands, except per unit data)

	For the quarters ended
	March 31,
	2010	2009

Macadamia nut sales	$1,172	$1,918
Contract farming revenue	1,176	1,053
Total revenues	2,348	2,971
Cost of goods and services sold
Costs of macadamia nut sales	896	1,450
Costs of contract farming revenue	1,080	959
Total cost of goods and services sold	1,976	2,409
Gross income	372	562
General and administrative expenses	378	419
Operating income (loss)	(6)	143
Interest expense	(6)	(15)
Other income	—	324
Income (loss) before tax	(12)	452
Gross income tax	13	20
Net income (loss)	$(25)	$432

Net cash flow (as defined in the Partnership Agreement)	$(771)	$644

Net income (loss) per Class A Unit	$0.00	$0.06

Net cash flow (deficit) per Class A Unit (as defined in the Partnership Agreement)	$(0.10)	$0.09

Cash distributions per Class A Unit	$0.00	$0.00

Class A Units outstanding	7,500	7,500